As filed with the Securities and Exchange Commission on February 13, 2023.

Registration No. 333-269265

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENSERVCO CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1311	84-0811316
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

14133 County Rd 9 ½

Longmont, CO 80504

(303) 333-3678

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Richard A. Murphy

Principal Executive Officer

14133 County Rd 9 ½

Longmont, CO 80504

(303) 333-3678

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Douglas T. Holod Maslon LLP 90 South 7th Street, Suite 3300 Minneapolis, MN 55402 Telephone: (612) 672-8313 Fax: (612) 642-8313	James T. Seery Duane Morris LLP 1540 Broadway New York, NY 10036 Tel: (212) 547-5400 Fax: (973) 556-1417

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 to the Registration Statement of Form S-1 (File No. 333-269265) of Enservco Corporation is being filed solely for the purpose of filing certain exhibits as indicated in Part II of this Amendment No. 2. This Amendment No. 3 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth costs and expenses paid or payable by the registrant in connection with the issuance and distribution of the securities being registered other than placement agent . All amounts are estimates except the Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority, Inc. filing fee.

Amount to be Paid
SEC Registration fee	$2,204
Financial Industry Regulatory Authority, Inc. filing fee	$3,500
Printing and engraving expenses	$30,000
Legal fees and expenses	$125,000
Accounting fees and expenses	$25,000
Transfer Agent’s fees	$2,500
Miscellaneous fees and expenses	$10,000
Total	$198,204

*	To be filed by amendment.

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or the DGCL, authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

Our Certificate of Incorporation, as amended and restated, contains provisions that limit the liability of its directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

●	any breach of their duty of loyalty to us or our stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

●	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the DGCL.

In addition, our Bylaws, as amended and restated, provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at its request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

The limitation of liability and indemnification provisions that are expected to be included in our Certificate of Incorporation, our Bylaws and in indemnification agreements that we have entered into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or third-party agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to its indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our Board of Directors.

Item 15. Recent Sales of Unregistered Securities.

The following is a summary of transactions during the preceding three years involving sales of our securities that were not registered under the Securities Act.

In February 2021, we issued to Cross River Partners L.P., an entity controlled by Richard Murphy, our Chief Executive Officer and Chairman (“Cross River”), 601,674 shares of common stock and a warrant to purchase 150,418 shares of common stock with an exercise price of $2.507 per share in exchange for the cancellation by Cross River of subordinated notes in the aggregate principal amount of $1,250,000 plus accrued interest of $61,651, pursuant to a Note Conversion Agreement. The issuance of the forgoing securities was not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act.

In March 2022, we issued to Cross River a convertible subordinated note in the aggregate principal amount of $1.2 million that accrues interest at 7% per annum and matures in six years. Subject to any required stockholder approval, the outstanding principal amount plus accrued but unpaid interest under the convertible subordinated note is convertible at the option of Cross River into common stock at a conversion price equal to the average closing price of our common stock on the five days prior to the date of any such conversion. The issuance of the foregoing securities was not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(a)(2) under the Securities Act.

In July 2022, we issued to Cross River a convertible subordinated promissory note in the aggregate principal amount of $1.2 million that accrues interest at the rate of 7.75% per annum and matures in six years. Subject to any required stockholder approval, all or some of the outstanding principal amount plus accrued but unpaid interest under the convertible subordinated promissory note is convertible at the option of Cross River into (i) common stock at a conversion price of $1.69 per share; or (ii) equity securities issued by us in an equity offering with minimum offering proceeds to us (net of any related placement agent or underwriting fees) of $1,200,000 at the conversion price per equity security issued in such equity offering. The issuance of the foregoing securities was not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(a)(2) under the Securities Act.

In September 2022, we issued 300,000 restricted shares of common stock to Mark Patterson, our Chief Financial Officer as part of an agreement made in March 2022 as an incentive to Mr. Patterson’s commencement of employment with the Company. Subject to Mr. Patterson’s continued employment with the Company, the transfer and forfeiture restrictions lapse in three equal installments of 100,000 restricted shares on each of July 1, 2022, January 1, 2023, and January 1, 2024. The issuance of the foregoing securities was not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(a)(2) under the Securities Act.

In November 2022, we issued to Cross River a convertible secured subordinated promissory in the aggregate principal amount of $1.2 million that accrues interest at 10.00% per annum and has a two year term and a warrant to acquire 568,720 shares of common stock at an exercise price of $2.11 per share in exchange for the cancellation by Cross River of $750,000 revolving promissory note issued by us in September 2022 and an additional $450,000 loan to us, pursuant to a Note Exchange Agreement. Subject to any required stockholder approval, all or some of the outstanding principal amount plus accrued but unpaid interest is convertible into shares of common stock at the option of Cross River at a conversion price equal to the lower of (i) $2.11 per share or (ii) the per share price we receive for our common stock in the next subsequent equity offering in excess of $2.0 million. The issuance of the foregoing securities was not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(a)(2) under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits:

Exhibit No.	Description
1.1**	Form of Placement Agent Agreement
3.1	Second Amended and Restated Certificate of Incorporation (Incorporated by reference from the Company’s Current Report on Form 8-K filed on January 4, 2011)
3.2	Certificate of Amendment of Second Amended and Restated Certificate of Incorporation (Incorporated by reference from the Company’s Current Report on Form 8-K filed on June 25, 2014)
3.3	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation (Incorporated by reference from the Company’s Current Report on Form 8-K filed on January 21, 2021)
3.4	Amended and Restated Bylaws (Incorporated by reference from the Company’s Current Report on Form 8-K filed on July 28, 2010)
4.1	Warrant to Purchase Common Stock dated September 23, 2020 ((Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on September 28, 2020)
4.2	Warrant dated November 3, 2022 ((Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on November 9, 2022)
4.3**	Form of Common Warrant
4.4**	Form of Pre-Funded Warrant
4.5*	Form of Securities Purchase Agreement
5.1*	Opinion of Maslon LLP
10.1	2016 Stock Incentive Plan (Incorporated by reference from the Company’s Proxy Statement on Form DEF 14A and filed on August 16, 2016)
10.2	Form of Indemnification Agreement. (Incorporated by reference to Exhibit 10.07 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed on March 20, 2014)
10.3

Note Conversion Agreement by and between Enservco Corporation and Cross River Partners, L.P. dated February 3, 2021, including form of Warrant (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 3, 2021)

10.4

Master Lease Agreement dated March 24, 2022 by and between Utica Leasco LLC and Heat Waves Hot Oil Services LLC (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on March 28, 2022)

10.5	Master Lease Guaranty dated March 24, 2022 by Enservco Corporation ((Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on March 28, 2022)

10.6

Invoice Purchase Agreement dated March 24, 2022 by and between LSQ Funding Group, LLC and Heat Waves Hot Oil Services LLC (Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on March 28, 2022)

10.7	Entity Guaranty dated March 24, 2022 by Enservco Corporation (Incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on March 28, 2022)
10.8

Intercreditor Agreement dated March 24, 2022 by and among Utica Leasco LLC, LSQ Funding Group, LLC, Heat Waves Hot Oil Services LLC, and Enservco Corporation (Incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on March 28, 2022)

10.9

Convertible Subordinated Promissory Note dated March 22, 2022 of Enservco Corporation issued to Cross River Partners, LP. (Incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed on March 28, 2022)

10.10

Separation Agreement and Release between Enservco Corporation and Marjorie Hargrave effective April 13, 2022 (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 18, 2022)

10.11	Convertible Subordinated Promissory Note dated July 15, 2022 (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on July 20, 2022)
10.12

Note Exchange Agreement by and between Enservco Corporation and Cross River Partners, L.P. dated November 3, 2022 (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 9, 2022)

10.13	Convertible Secured Subordinated Promissory Note dated November 3, 2022 (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on November 9, 2022)
21.1	Subsidiaries of Enservco Corporation (Incorporated by reference to Exhibit 21.1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed on July 7, 2022)
23.1**	Consent of Plante & Moran, PLLC
23.2*	Consent of Maslon LLP (included in Exhibit 5.1)
24.1**	Power of Attorney
107**	Filing Fee Table

*	Filed herewith
**	Previously filed

(b) Consolidated Financial Statement Schedules: All schedules are omitted because the required information is inapplicable or the information is presented in the consolidated financial statements and the related notes.

Item 17. Undertakings

(a) The undersigned Registrant hereby undertakes that:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on February 13, 2023.

ENSERVCO CORPORATION (Registrant)

By:	/s/ Richard A. Murphy
Richard A. Murphy Director and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this amended registration statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Richard A. Murphy
Richard A. Murphy	Director and Executive Chairman (Principal Executive Officer)	February 13, 2023

/s/ Mark K. Patterson
Mark K. Patterson	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 13, 2023

/s/ Robert S. Herlin
Robert S. Herlin	Director	February 13, 2023

/s/ William A. Jolly
William A. Jolly	Director	February 13, 2023